The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated January 10, 2020

Pricing supplement To prospectus dated April 5, 2018, prospectus supplement dated April 5, 2018, product supplement no. 4-I dated April 5, 2018 and underlying supplement no. 1-I dated April 5, 2018	Registration Statement Nos. 333-222672 and 333-222672-01 Dated January , 2020 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

$ Review Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the Nikkei 225 Index due January 15, 2025 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek potential early exit at or prior to maturity at a premium if, (1) with respect to any Review Date (other than the final Review Date), the closing level of each of the EURO STOXX 50® Index and the Nikkei 225 Index, which we refer to as the Indices, on that Review Date is at or above its Initial Index Level or, (2) with respect to the final Review Date, the Final Index Level of each Index is at or above 75.00% of its Initial Index Level. If the notes are not automatically called and the Final Index Level of the Lesser Performing Index is less than its Initial Index Level by more than 25.00%, investors will lose more than 25.00% of their principal amount at maturity and may lose all of their principal amount at maturity.
•	Investors in the notes should be willing to accept this risk of loss and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a premium payment if the notes are automatically called.
•	The earliest date on which an automatic call may be initiated is January 22, 2021†.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	The notes are not linked to a basket composed of the Indices. The payment upon automatic call or at maturity is linked to the performance of each of the Indices individually, as described below.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Indices:	The EURO STOXX 50® Index (Bloomberg ticker: SX5E) and the Nikkei 225 Index (Bloomberg ticker: NKY) (each, a “Index,” and collectively, the “Indices”)
Automatic Call:	If (1) with respect to any Review Date (other than the final Review Date), the closing level of each Index on that Review Date is greater than or equal to its Call Level or, (2) with respect to the final Review Date, the Final Index Level of each Index is greater than or equal to its Call Level, the notes will be automatically called for a cash payment per note that will be payable on the applicable Call Settlement Date and that will vary depending on the applicable Review Date and call premium.
Call Level:	For each Index, with respect to the first through fourth Review Dates, 100% of the Initial Index Level of that Index and with respect to the final Review Date, 75.00% of the Initial Index Level of that Index
Payment if Called:

For every $1,000 principal amount note, you will receive one payment of $1,000 plus a call premium amount, calculated as follows:

• at least 10.00%* × $1,000 if automatically called on the first Review Date;

• at least 20.00%* × $1,000 if automatically called on the second Review Date;

• at least 30.00%* × $1,000 if automatically called on the third Review Date;

• at least 40.00%* × $1,000 if automatically called on the fourth Review Date; and

• at least 50.00%* × $1,000 if automatically called on the final Review Date.

*The actual call premiums applicable on each Review Date will be provided in the pricing supplement, and will not be less than 10.00%, 20.00%, 30.00%, 40.00% and 50.00%, respectively.

Payment at Maturity:

If the notes are automatically called on the final Review Date, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × call premium on the final Review Date)

If the notes are not automatically called because the Final Index Level of the Lesser Performing Index is less than its Initial Index Level by more than 25.00%, at maturity you will lose 1.00% of the principal amount of your notes for every 1.00% that the Final Index Level of the Lesser Performing Index is less than its Initial Index Level.  Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Index Return)

If the notes are not automatically called because the Final Index Level of the Lesser Performing Index is less than its Initial Index Level by more than 25.00%, you will lose more than 25.00% of your principal amount at maturity and may lose all of your principal amount at maturity.

Contingent Buffer Amount:	25.00%
Pricing Date:	On or about January 10, 2020
Original Issue Date:	On or about January 15, 2020 (Settlement Date)
Review Dates†:	January 22, 2021, January 11, 2022, January 10, 2023, January 10, 2024 and January 10, 2025 (final Review Date)
Ending Averaging Dates†:	January 6, 2025, January 7, 2025, January 8, 2025, January 9, 2025 and the final Review Date
Call Settlement Dates†:	January 27, 2021, January 14, 2022, January 13, 2023, January 16, 2024 and the Maturity Date
Maturity Date†:	January 15, 2025
CUSIP:	48132HTB8
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
†	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $957.20 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $940.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf
•	Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Index Return:	(Final Index Level – Initial Index Level) Initial Index Level
Initial Index Level:	With respect to each Index, the closing level of that Index on the Pricing Date
Final Index Level:	With respect to each Index, the arithmetic average of the closing level of that Index on the Ending Averaging Dates
Lesser Performing Index:	The Index with the Lesser Performing Index Return
Lesser Performing Index Return:	The lower of the Index Returns of the Indices

JPMorgan Structured Investments —	PS- 1
Review Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the Nikkei 225 Index

What Is the Total Return on the Notes upon an Automatic Call or at Maturity, Assuming a Range of Performances for the Lesser Performing Index?

The following table and examples illustrate the hypothetical simple total return (i.e., not compounded) on the notes that could be realized with respect to the applicable Review Date for a range of movements in the Indices as shown under the columns “Appreciation/Depreciation of Lesser Performing Index at Review Date” and “Lesser Performing Index Return.”  The table and examples below assume that the Lesser Performing Index is the EURO STOXX 50® Index and that the closing level the Nikkei 225 Index on each Review Date is greater than its Call Level.  We make no representation or warranty as to which of the Indices will be the Lesser Performing Index for purposes of calculating your return on the notes on any Review Date.  The following table assumes a hypothetical Initial Index Level of 3,700, a hypothetical Call Level of 3,700 on the first through fourth Review Dates (equal to 100% of the hypothetical Initial Index Level) and a Call Level of 2,775 on the final Review Date (equal to 75.00% of the hypothetical Initial Index Level), and reflects the Contingent Buffer Amount of 25.00%.  The table and examples also assume that the call premiums used to calculate the call premium amount applicable to the Review Dates are 10.00%, 20.00%, 30.00%, 40.00% and 50.00%, respectively, regardless of any appreciation of the Lesser Performing Index, which may be significant.  The actual call premiums will be provided in the pricing supplement and will not be less than 10.00%, 20.00%, 30.00%, 40.00% and 50.00%, respectively.  There will be only one payment on the notes whether called or at maturity.  An entry of “N/A” indicates that the notes would not be called on the applicable Review Date and no payment would be made on the applicable Call Settlement Date.  Each hypothetical return or payment on the notes set forth below is for illustrative purposes only and may not be the actual total return or payment on the notes applicable to a purchaser of the notes.  For an automatic call to be triggered, the closing level of each Index must be greater than or equal to its Call Level on the applicable Review Date.  The numbers appearing in the following table have been rounded for ease of analysis.

Review Dates Prior to the Final Review Date						Final Review Date
Closing Level of the Lesser Performing Index at Review Date	Appreciation/ Depreciation of Lesser Performing Index at Review Date	Total Return at First Call Settlement Date	Total Return at Second Call Settlement Date	Total Return at Third Call Settlement Date	Total Return at Fourth Call Settlement Date	Final Index Level (1)	Lesser Performing Index Return	Total Return at Maturity
6,660.00	80.00%	10.00%	20.00%	30.00%	40.00%	6,660.00	80.00%	50.00%
6,290.00	70.00%	10.00%	20.00%	30.00%	40.00%	6,290.00	70.00%	50.00%
5,920.00	60.00%	10.00%	20.00%	30.00%	40.00%	5,920.00	60.00%	50.00%
5,550.00	50.00%	10.00%	20.00%	30.00%	40.00%	5,550.00	50.00%	50.00%
5,180.00	40.00%	10.00%	20.00%	30.00%	40.00%	5,180.00	40.00%	50.00%
4,810.00	30.00%	10.00%	20.00%	30.00%	40.00%	4,810.00	30.00%	50.00%
4,440.00	20.00%	10.00%	20.00%	30.00%	40.00%	4,440.00	20.00%	50.00%
4,070.00	10.00%	10.00%	20.00%	30.00%	40.00%	4,070.00	10.00%	50.00%
3,700.00	0.00%	10.00%	20.00%	30.00%	40.00%	3,700.00	0.00%	50.00%
3,515.00	-5.00%	N/A	N/A	N/A	N/A	3,515.00	-5.00%	50.00%
3,330.00	-10.00%	N/A	N/A	N/A	N/A	3,330.00	-10.00%	50.00%
2,960.00	-20.00%	N/A	N/A	N/A	N/A	2,960.00	-20.00%	50.00%
2,775.00	-25.00%	N/A	N/A	N/A	N/A	2,775.00	-25.00%	50.00%
2,774.63	-25.01%	N/A	N/A	N/A	N/A	2,774.63	-25.01%	-25.01%
2,590.00	-30.00%	N/A	N/A	N/A	N/A	2,590.00	-30.00%	-30.00%
2,220.00	-40.00%	N/A	N/A	N/A	N/A	2,220.00	-40.00%	-40.00%
1,850.00	-50.00%	N/A	N/A	N/A	N/A	1,850.00	-50.00%	-50.00%
1,480.00	-60.00%	N/A	N/A	N/A	N/A	1,480.00	-60.00%	-60.00%
1,110.00	-70.00%	N/A	N/A	N/A	N/A	1,110.00	-70.00%	-70.00%
740.00	-80.00%	N/A	N/A	N/A	N/A	740.00	-80.00%	-80.00%
370.00	-90.00%	N/A	N/A	N/A	N/A	370.00	-90.00%	-90.00%
0.00	-100.00%	N/A	N/A	N/A	N/A	0.00	-100.00%	-100.00%
(1)	The Final Index Level of the Lesser Performing Index is equal to the arithmetic average of the closing levels of the Lesser Performing Index on the Ending Averaging Dates.

JPMorgan Structured Investments —	PS- 2
Review Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the Nikkei 225 Index

Hypothetical Examples of Amount Payable upon an Automatic Call or at Maturity

The following examples illustrate how the payment upon an automatic call or at maturity in different hypothetical scenarios is calculated.

Example 1: The index level of the Lesser Performing Index increases from its Initial Index Level of 3,700 to a closing level of 4,070 on the first Review Date. Because the closing level of the Lesser Performing Index on the first Review Date of 4,070 is greater than its Call Level of 3,700, the notes are automatically called, and the investor receives a single payment of $1,100.00 per $1,000 principal amount note on the first Call Settlement Date. No further payments will be made on the notes.

Example 2: The index level of the Lesser Performing Index decreases from its Initial Index Level of 3,700 on the first and second Review Dates, and increases to a closing level of 4,070 on the third Review Date. Because the closing index level of the Lesser Performing Index on the first two Review Dates is less than its Call Level of 3,700, the notes are not automatically called on these Review Dates. However, because the closing level of the Lesser Performing Index of 4,070 is greater than its Initial Index Level of 3,700 on the third Review Date, the notes are automatically called on the third Review Date, and the investor receives a single payment of $1,300.00 per $1,000 principal amount note on the third Call Settlement Date. No further payments will be made on the notes.

Example 3: The index level of the Lesser Performing Index decreases from its Initial Index Level of 3,700 on the first through fourth Review Dates, and decreases to a Final Index Level of 2,775. Because (a) the closing index level of the Lesser Performing Index on the first four Review Dates is less than its Call Level of 3,700 and (b) the Final Index Level of 2,775 is less than its Initial Index Level by up to the Contingent Buffer Amount of 25.00%, an amount equal to its Call Level on the final Review Date, the notes are automatically called on the final Review Date, and the investor receives a single payment at maturity of $1,500.00 per $1,000 principal amount note.

Example 4: The index level of the Lesser Performing Index decreases from its Initial Index Level of 3,700 on the first through fourth Review Dates, and decreases to a Final Index Level of 1,480. Because (a) the closing index level of the Lesser Performing Index on the first four Review Dates is less than its Call Level of 3,700, (b) the Final Index Level of the Lesser Performing Index of 1,480 is less than its Initial Index Level by more than the Contingent Buffer Amount of 25.00%, the notes are not automatically called and the investor receives a payment at maturity that is less than the principal amount for each $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60.00%) = $400.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS- 3
Review Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the Nikkei 225 Index

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — If, (1) with respect to any Review Date (other than the final Review Date), the closing level of each Index on that Review Date is greater than or equal to its Call Level or, (2) with respect to the final Review Date, the Final Index Level of each Index is greater than or equal to its Call Level, your investment will yield a payment per $1,000 principal amount note of $1,000 plus: (i) at least 10.00%* × $1,000 if automatically called on the first Review Date; (ii) at least 20.00%* × $1,000 if automatically called on the second Review Date; (iii) at least 30.00%* × $1,000 if automatically called on the third Review Date; (iv) at least 40.00%* × $1,000 if automatically called on the fourth Review Date; and (v) at least 50.00%* × $1,000 if automatically called on the final Review Date. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

* The actual call premiums applicable on each Review Date will be provided in the pricing supplement and will not be less than 10.00%, 20.00%, 30.00%, 40.00% and 50.00%, respectively.

•	Potential Early Exit With Appreciation As a Result of Automatic Call Feature — While the original term of the notes is approximately five years, the notes will be automatically called before maturity if, (1) with respect to any Review Date (other than the final Review Date), the closing level of each Index on that Review Date is at or above its Call Level or, (2) with respect to the final Review Date, the Final Index Level of each Index is at or above its Call Level, and you will be entitled to the applicable payment corresponding to the relevant Review Date as set forth on the cover of this pricing supplement. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.
•	LIMITED PROTECTION AGAINST LOSS — If the notes are not automatically called and the Final Index Level of the Lesser Performing Index is less than its Initial Index Level by more than 25.00%, for every 1.00% that the Final Index Level of the Lesser Performing Index is less than its Initial Index Level, you will lose an amount equal to 1.00% of the principal amount of your notes. Under these circumstances, you will lose more than 25.00% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	EXPOSURE TO EACH OF THE INDICES — The return on the notes is dependent on the Lesser Performing Index, which will be either the EURO STOXX 50® Index or the Nikkei 225 Index.

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement.

The Nikkei 225 Index is a stock index that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is based on 225 underlying stocks (the “Nikkei underlying stocks”) trading on the Tokyo Stock Exchange (“TSE”), representing a broad cross-section of Japanese industries. All Nikkei underlying stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. For additional information about the Nikkei 225 Index, see the information set forth under “Equity Index Descriptions ― The Nikkei 225 Index” in the accompanying underlying supplement.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Latham & Watkins LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to

JPMorgan Structured Investments —	PS- 4
Review Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the Nikkei 225 Index

which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either or both of the Indices or any of the equity securities included the Indices. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called, the return on the notes at maturity is linked to the performance of the Lesser Performing Index and will depend on whether, and the extent to which, the Index Return of the Lesser Performing Index is positive or negative. If the Final Index Level of the Lesser Performing Index is less than its Initial Index Level by more than the Contingent Buffer Amount of 25.00%, the benefit provided by the Contingent Buffer Amount will terminate and you will be exposed to a loss. In this case, for every 1.00% that the Final Index Level of the Lesser Performing Index is less than its Initial Index Level, you will lose an amount equal to 1.00% of the principal amount of your notes. Under these circumstances, you will lose more than 25.00% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
•	LIMITED RETURN ON THE NOTES — Your potential gain on the notes will be limited to the call premium applicable to the Review Dates, as set forth on the cover of this pricing supplement, regardless of any

JPMorgan Structured Investments —	PS- 5
Review Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the Nikkei 225 Index

appreciation of either or both Indices, which may be significant. Because the closing level of either or both Indices at various times during the term of the notes could be higher than on the Review Dates, you may receive a lower payment if automatically called or at maturity, as the case may be, than you would have if you had invested directly in either or both Indices.

•	REINVESTMENT RISK — If your notes are automatically called early, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
•	THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON THE FINAL ENDING AVERAGING DATE — If the Final Index Level of the Lesser Performing Index is less than its Initial Index Level by more than the Contingent Buffer Amount, the benefit provided by the Contingent Buffer Amount will terminate and you will be fully exposed to any depreciation of the Lesser Performing Index from its Initial Index Level to its Final Index Level.
•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE LEVEL OF EACH INDEX — Your return on the notes and your payment upon automatic call or at maturity, if any, is not linked to a basket consisting of the Indices. If the notes are not automatically called, your payment at maturity is contingent upon the performance of each individual Index such that you will be equally exposed to the risks related to each of the Indices. The performance of the Indices may not be correlated. Poor performance by either of the Indices over the term of the notes could result in the notes not being automatically called on any Review Date, may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Index. Accordingly, your investment is subject to the risk of decline in the closing level of each Index.
•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LESSER PERFORMING INDEX — Because the payment at maturity will be determined based on the performance of the Lesser Performing Index, you will not benefit from the performance of the other Index. Accordingly, if the notes are not automatically called (which means that the Final Index Level of the Lesser Performing Index is less than its Initial Index Level by more than 25.00%), you will lose more than 25.00% of your principal amount at maturity and may lose all of your principal amount at maturity. This will be true even if the Final Index Level of the other Index is greater than or equal to its Initial Index Level.
•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the

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original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Indices, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the Indices;
•	the time to maturity of the notes;
•	the likelihood of an automatic call being triggered;
•	the dividend rates on the equity securities included in the Indices;
•	the actual and expected positive or negative correlation among the Indices, or the actual or expected absence of any such correlation;
•	interest and yield rates in the market generally;
•	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the Indices trade and the correlation among those rates and the levels of the Indices; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in any Index would have.
•	NON-U.S. SECURITIES RISK — The equity securities included in the Indices have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the Indices are based, although any currency fluctuations could affect the performance of the Indices. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in any payment on the notes.
•	VOLATILITY RISK — Greater expected volatility with respect to an Index indicates a greater likelihood as of the Pricing Date that the Final Index Level of that Index could be less than its Initial Index Level by more than the Contingent Buffer Amount. An Index’s volatility, however, can change significantly over the term of the notes.

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The closing level of an Index could fall sharply during the term of the notes, which could result in your losing some or all of your principal amount at maturity.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of the estimated value of the notes and the call premium for each Review Date will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the call premium for each Review Date.

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Historical Information

The following graphs show the historical weekly performance of the EURO STOXX 50® Index and the Nikkei 225 Index from January 2, 2015 through January 3, 2020. The closing level of the EURO STOXX 50® Index on January 9, 2020 was 3,795.88. The closing level of the Nikkei 225 Index on January 9, 2020 was 23,739.87.

We obtained the closing levels of the Indices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical levels of each Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of either Index on the Pricing Date, any Review Date or Ending Averaging Date. There can be no assurance that the performance of the Indices will result in the return of any of your principal amount.

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The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes upon an Automatic Call or at Maturity, Assuming a Range of Performances for the Lesser Performing Index?” and “Hypothetical Examples of Amount Payable upon an Automatic Call or at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Indices” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

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Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

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